EXHIBIT 99.1

Chemung Canal Trust Company Adds Executive Team Member

ELMIRA, N.Y., Aug. 26, 2019 (GLOBE NEWSWIRE) -- Chemung Canal Trust Company (the bank) today announced that Peter K. Cosgrove has been hired as Executive Vice President and Chief Credit Officer.  He began his employment with the bank on August 12th.

“We are very excited to have a banker of Peter’s experience and stature join us as our Chief Credit Officer.  He is well respected within our industry, having been an impactful banker throughout the Upstate New York market for more than three decades.  His insight and commitment to our community banking philosophy is a great addition to our Executive Management team, and a complement to the strong lending group we have assembled throughout our footprint,” said Anders M. Tomson, President and CEO of Chemung Canal Trust Company.

Cosgrove began his banking career with Fleet Bank, followed by ten years of employment at The Troy Savings Bank, which was acquired by First Niagara Financial Group in 2004.  At First Niagara (FNFG) he held a number of key leadership positions and at the time of their merger with Key Bank (Key), Peter was First Niagara’s Managing Director of Commercial Banking, covering eight markets across four states.  He served on the Key/FNFG Merger Integration Leadership team and was named Key Bank’s Regional Sales Executive for their East Region (Albany, Metro New York, Connecticut and Eastern Pennsylvania) in August 2016.

As Chief Credit Officer, Cosgrove will lead the credit administration and collections functions at the bank, responsible for managing asset quality and assisting the efforts of the Business Services Division and other lending groups.  As of June 30, 2019 the bank’s loan portfolio totaled $1.3 billion, comprised of commercial, residential mortgage and consumer loan relationships.

“I am looking forward to joining the Capital Bank and Chemung Canal Trust Company family,” Cosgrove said.  “I’ve had the opportunity to follow them closely, as a former competitor, and have great respect for their dedication to community banking and the results they have achieved in the Capital Region, and throughout their footprint. I’ve been a ‘relationship banker’ my entire career and this is the culture that they have long adopted.  I think this will be an excellent fit for all,” he added.

Chemung Canal Trust Company (the bank) was established in 1833 and is the oldest locally owned and managed community bank in New York State.  It is the principal subsidiary of Chemung Financial Corporation (Nasdaq: CHMG), a $1.8 billion financial services holding company headquartered in Elmira, New York, which operates 33 retail offices through the bank. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, founded in 2001 and Chemung Risk Management, Inc., a captive insurance subsidiary founded in 2016.

Contact:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/eb508fbc-81ee-4518-88ec-5c0c37dc00c8